EXHIBIT  99

For Immediate Release  CONTACT:

October 19, 2000       David Hargreaves (Investor Relations)  401-727-5300
                       Wayne S. Charness (News Media)         401-727-5983


                     HASBRO REPORTS THIRD QUARTER RESULTS


Pawtucket, RI (October 19, 2000) - Hasbro, Inc. (NYSE:HAS) today reported third quarter results consistent with the Company's pre-announcement last week.

Worldwide net revenues in local currencies increased modestly compared to a year ago. However, the foreign currency translation impact of the stronger U.S. dollar reduced reported revenues by approximately $33 million, or 3%, to $1.073 billion compared to $1.098 billion last year. POKEMON and other trading card games from Wizards of the Coast, acquired in September 1999, more than offset the anticipated decline from last year's exceptionally strong STAR WARS and FURBY shipments.

Net earnings and diluted earnings per share were $13.8 million and $0.08, respectively, compared to $85.2 million and $0.43, respectively, a year ago. Reported earnings in the current quarter include a loss of approximately $6 million pre-tax ($4 million after-tax), or approximately $0.02 per share, attributable to GAMES.COM, the Company's Internet games initiative. The Company also reported third quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $120.4 million compared to $200.3 million in the third quarter of 1999.

For the first nine months, worldwide net revenues were $2.624 billion compared to $2.641 billion last year. Net earnings and diluted earnings per share were $35.5 million and $0.20, respectively, compared to $131.3 million and $0.64 a year ago. EBITDA for the nine months was $311.0 million compared to $394.5 million last year.

"Even with challenging comparisons against last year's record results, I am not pleased with our third quarter performance," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "However, our international business remains strong, with revenues from international customers up 20% in local currencies and 11% in U.S. dollars, led primarily by POKEMON products. Worldwide, core brands that performed well were ACTION MAN, G.I. JOE, TONKA, PLAY-DOH and traditional board games. At the same time, we have been impacted, especially on the expense side, by all of the challenges and external factors we cited in July," Hassenfeld explained.

                              -more-

Page Two

POKEMON trading card games continue selling briskly worldwide, while
POKEMON toy demand remains strong internationally but soft in the U.S. Revenues from STAR WARS are expected to be minimal this year, and some of the anticipated second-half new product introductions from Tiger Electronics have been delayed. Also, the interactive games business did not perform to already reduced expectations; however, the Company is exploring strategic alternatives for this business. External factors contributing to lower earnings include continued high oil prices that impact resin and transportation costs, the continued relative strength of the U.S. dollar, availability of electronic components, and the overall lackluster retailing environment. These factors are expected to continue to impact the Company in the fourth quarter.

Revenues and pre-tax operating results increased in the Games segment, as POKEMON and other trading card and role-playing games from Wizards of the Coast more than offset the decline in FURBY. However, in both the U.S. Toys and International segments, higher POKEMON revenues did not offset the declines in STAR WARS. This resulted in a pre-tax operating loss in the U.S. Toys segment, and lower pre-tax operating profits in the International segment.

`We enter the holiday season with many must-have toys and games,"
Hassenfeld noted. "POO-CHI, Tiger Electronics' interactive electronic puppy, is on track to be one of the best-selling first-year products in Hasbro's history. It will be joined by two special breeds, 102 DALMATIANS POO-CHI and a holiday POO-CHI, plus MEOW-CHI. HIT CLIPS - the new micro-sized chips with music from today's hottest stars - is off to a great start with artists like Britney Spears and `N SYNC, and will offer more titles and 8 new artists including Faith Hill. In games, TOP IT!, the latest extension of Hasbro's popular BOP IT! hand-held electronic game franchise, has already won several awards. The third edition of our DUNGEONS AND DRAGONS role-playing game is selling well, and we look forward to beginning to ship POKEMON Gold and Silver trading card games. We also look forward to introducing HARRY POTTER'S BERTIE BOTT'S EVERY FLAVOR BEANS. Plus, TUCKER MY TALKIN' TRUCKBOT, one example of our success in focusing on our TONKA core brand, is selling well and is featured on several of the top pick lists for the holidays."

The Company's current outlook for full-year 2000 earnings per share is in the range of $0.40 to $0.50, prior to the approximately $140 to $170 million of pre-tax restructuring and other charges announced last week to improve long-term profitability. EBITDA for full-year 2000 is now expected to be approximately $480 to $505 million, or $2.70 to $2.85 per share, also before the charges.

"Looking ahead to 2001, we need to evaluate the results of the all-important fourth quarter before providing guidance on our revenue and earnings outlook. However, we do expect our increased focus on core brands and reducing overheads throughout the company to contribute to a significant improvement in profitability," Hassenfeld concluded.

                                   -more-

Page Three

Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices and availability of electronic components, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; the assessment by the Company of its 2001 product line and of the impact of discontinued product lines and product lines with reduced expectations has not been completed and actual charges, primarily non-cash, could be more or less than the current estimated range for such charges; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's Profit Improvement Program or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and with respect to the Company's online game site initiative, technical difficulties in adapting games to online format and establishing the online game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at the site; competition from other online game sites and other game playing formats; and the fact online game revenues may not be sufficient to cover the significant advertising and other expenditures required or the support, service and product enhancement demands of online users. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, restructuring charges, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.

                                    # # #
                              (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Nine Months Ended
                                 -------------------    --------------------
                                  Oct.  1,  Sep. 26,     Oct.  1,   Sep. 26,
                                    2000      1999         2000       1999
                                 ---------  --------    ---------  ---------
Net Revenues                    $1,072,617 1,098,179   $2,624,471  2,641,151
Cost of Sales                      459,535   444,013    1,057,879  1,045,556
                                 ---------   -------    ---------  ---------
Gross Profit                       613,082   654,166    1,566,592  1,595,595
Amortization                        33,861    31,130       98,645     88,974
Royalties, Research and
 Development                       164,912   170,778      426,101    462,496
Advertising                        134,631   117,567      281,722    299,925
Selling, Distribution and
 Administration                    222,743   193,582      626,453    515,231
                                 ---------   -------    ---------  ---------
Operating Profit                    56,935   141,109      133,671    228,969
Interest Expense                    30,565    19,190       80,206     44,788
Other (Income) Expense, Net          6,324    (1,515)       2,075     (6,042)
                                 ---------   -------    ---------  ---------
Earnings Before Income Taxes        20,046   123,434       51,390    190,223
Income Taxes                         6,214    38,264       15,931     58,969
                                 ---------   -------    ---------  ---------
Net Earnings                    $   13,832    85,170   $   35,459    131,254
                                 =========   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                       $      .08       .44   $      .20        .67
                                 =========   =======    =========  =========
    Diluted                     $      .08       .43   $      .20        .64
                                 =========   =======    =========  =========

  Cash Dividends Declared       $      .06       .06   $      .18        .18
                                 =========   =======    =========  =========

Weighted Average Number of shares
  Basic                            171,732   194,612      177,937    195,280
                                 =========   =======    =========  =========
  Diluted                          171,941   200,344      178,638    204,006
                                 =========   =======    =========  =========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                   Oct.  1,        Sep. 26,
                                                      2000            1999
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  164,307      $  108,627
  Accounts Receivable, Net                           889,090       1,167,660
  Inventories                                        540,307         438,662
  Other                                              442,651         552,274
                                                   ---------       ---------
  Total Current Assets                             2,036,355       2,267,223
  Property, Plant and Equipment, Net                 313,301         303,667
  Other Assets                                     2,020,930       1,622,379
                                                   ---------       ---------
  Total Assets                                    $4,370,586      $4,193,269
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  539,434      $  889,405
  Payables and Accrued Liabilities                 1,080,176         949,704
                                                   ---------       ---------
  Total Current Liabilities                        1,619,610       1,839,109
  Long-term Debt                                   1,168,764         407,584
  Deferred Liabilities                                90,887          82,451
                                                   ---------       ---------
  Total Liabilities                                2,879,261       2,329,144
  Total Shareholders' Equity                       1,491,325       1,864,125
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $4,370,586      $4,193,269
                                                   =========       =========